Exhibit 10.1

April 28, 2021

Jeremy Whitaker, CFO
Lantronix, Inc.
7535 Irvine Center Drive, Suite 100
Irvine, CA 92618

Jeremy:

You have advised Silicon Valley Bank (“SVB”) that Lantronix, Inc. (“you” OR “Lantronix”) intends to acquire (i) all of the issued and outstanding shares of Transition Networks, Inc., a Minnesota corporation (“TNI”), which consists of 2,940,000 shares of common stock (the “TNI Shares”) and (ii) the entire issued and to be issued share capital of Transition Networks Europe Limited, a private limited company incorporated in England and Wales (“TN Europe” and, together with TNI, the “Companies”), which consists of one (1) ordinary share of nominal value £1.00 (the “TN Europe Share” and, together with the TNI Shares, the “Purchased Securities”), from Communications Systems, Inc., a Minnesota corporation (“Seller”) for $25,000,000 in cash (subject to adjustment as provided in the definitive agreement to effect the Acquisition plus earnout payments of up to $7,000,000, payable in cash) (the “Acquisition”). After giving effect to the Acquisition, Lantronix will directly own all of the equity interests in the Companies.

You have also advised SVB that you intend to (i) refinance all existing indebtedness of Lantronix and Lantronix Holding Company, a Delaware corporation (“Holdings”), owing to SVB (the “Refinancing”), and (ii) finance the Acquisition, costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of Lantronix, the Companies and their subsidiaries after consummation of the Acquisition, from, among others, the following source: (a) up to $20,000,000 in senior secured credit facilities (the “Senior Credit Facilities”) comprised of (i) a term loan facility in an aggregate principal amount equal to $17,500,000 and (ii) a revolving credit facility of up to $2,500,000, and (b) a $12,000,000 junior secured credit facility provided by SVB Innovation Credit Fund VIII, L.P., a Delaware limited partnership (the “Junior Credit Facility”). The Acquisition, the Refinancing, the entering into and funding of the Senior Credit Facilities and the Junior Credit Facility and all related transactions are hereinafter collectively referred to as the “Transaction.”

In connection with the foregoing, SVB is pleased to advise you of its commitment to provide the full principal amount of the Senior Credit Facilities all upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”). You hereby agree that, effective on the date (the “Exclusivity Date”) that SVB confirms in writing to you that SVB is signed off on the quality of earnings report provided by you in accordance with clause (v) of the “Conditions Precedent to Closing” section of the Summary of Terms, through the earliest to occur of (1) the Closing Date (as defined below), (2) August 31, 2021, and (3) termination by SVB of this Commitment Letter (the period from the Exclusivity Date through the earliest to occur of (1), (2), and (3) the “Exclusivity Period”), you and your affiliates shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Senior Credit Facilities or any other debt financing similar to or as a replacement of any component of the Senior Credit Facilities and that you shall not solicit any competing offering, placement or arrangement of any debt securities or debt financing (or any equity financing with debt-like features) by or on behalf of you, your affiliates or the Companies; provided that the foregoing shall not restrict (A) negotiation or closing of the Junior Credit Facility, (B) receiving unsolicited proposals but not engaging in any substantive response thereto, (C) any equity financing (other than equity financing with debt-like features), or (D) any of the foregoing, so long as the Break-Up Fee is paid as required under the terms of the Fee Letter.

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The commitment of SVB hereunder and the undertaking of SVB to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to SVB in its good faith credit judgment: (a) the accuracy and completeness of all representations that you and your affiliates make to SVB and your compliance with the terms of this Commitment Letter (including the Summary of Terms); (b) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facilities (the “Senior Credit Facilities Documentation”) which shall contain representations and warranties, affirmative and negative covenants and financial covenants that are consistent with the terms and conditions of the Second Amended and Restated Loan and Security Agreement dated as of November 12, 2019, by and among SVB, Lantronix, Holdings, and each of the other parties party thereto, as amended from time to time, with changes and modifications (i) that reflect the terms of this Commitment Letter and the Summary of Terms, (ii) as are reasonably necessary, in SVB’s reasonable discretion, to take into account the operational requirements and the specific nature of the businesses of Lantronix, Holdings, the Company and their respective Subsidiaries in light of their capitalization, size, business, industry and practices, (iii) that take into account then prevailing market conditions as reasonably determined by SVB, (iv) as are necessary to take into the Projections (as defined below), and (v) to cure any mistakes or defects (collectively, the “Documentation Principles”); and (d) no change, occurrence or development shall have occurred or become known to SVB that has had or could reasonably be expected to result in a Material Adverse Change (as defined in the Summary of Terms).

You represent, warrant and covenant that (to your knowledge, solely with respect to the Seller, the Companies and any of their subsidiaries) (a) all financial projections concerning Holdings, Lantronix and their subsidiaries that have been or are hereafter made available to SVB by you or any of your representatives (or on your or their behalf) or by the Seller, the Companies or any of their subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by SVB that such Projections and other forward-looking information are predictions as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections and other forward-looking information may differ significantly from the projected results, and that such differences may be material) and (b) all information, other than Projections, which has been or is hereafter made available to SVB by you or any of your representatives (or on your or their behalf) or by Holdings, Lantronix, the Companies or any of their subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further supplemental information from time to time until the date of the initial borrowing under the Senior Credit Facilities (the “Closing Date”) and, if requested by us, for a reasonable period thereafter. In issuing this commitment and in providing the Senior Credit Facilities, SVB is and will be using and relying on such information without independent verification thereof.

By executing this Commitment Letter, you agree to reimburse SVB from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of DLA Piper LLP (US), as counsel to SVB, and of special and local counsel to SVB (if any) and (b) due diligence expenses) incurred in connection with the Senior Credit Facilities and the preparation of the definitive documentation therefor, and with any other aspect of the Transaction and any similar transaction and any of the other transactions contemplated thereby.

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Whether or not the Senior Credit Facilities close, you agree to indemnify and hold harmless SVB and each of its affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Senior Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction. Notwithstanding anything herein to the contrary, neither you, nor the Seller, the Companies or any of your and their affiliates shall be liable for any special, consequential or punitive damages (whether direct or indirect, in contract or tort or otherwise) to the Indemnified Parties arising out of, related to or in connection with, this Commitment Letter, the Fee Letter or any aspect of the Transactions; provided that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent such special, consequential or punitive damages are included in any third party claim with respect to which such Indemnified Party is entitled to indemnification hereunder.

This Commitment Letter and the fee letter between you and SVB of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your board of directors, officers, accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter (except as specified in clause (a) below) (a) on a confidential basis to the board of directors, officers, agents and advisors of Seller in connection with its consideration of the Transaction; provided that the Fee Letter may only be shared under this clause (a) to the extent it is redacted in a customary manner acceptable to SVB, (b) after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, if applicable, (c) as may be required by applicable law (in which case you agree to promptly inform SVB, in advance, to the extent permitted by law), and (d) as otherwise permitted by SVB in its sole discretion. SVB hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) and other “know your customer” and similar laws and regulations, it is required to obtain, verify and record information that identifies you and your beneficial owners, which information includes your name and address and other information that will allow SVB to identify you and your beneficial owners in accordance with the Act.

You acknowledge that SVB or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. SVB agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you, the Companies and your and their respective affiliates with the same degree of care as it treats its own confidential information. In connection with the services and transactions contemplated hereby, you agree that SVB is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning Lantronix or any of your affiliates that is or may come into the possession of SVB or any of such affiliates and use commercially reasonable efforts to cause the Companies and their affiliates to permit the same.

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In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and SVB, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) SVB has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) SVB nor its affiliates have any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) SVB and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and SVB and its affiliates have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against SVB with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of SVB hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Senior Credit Facilities Documentation to the extent covered thereby upon the initial funding thereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier, email or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of California. Each of you and SVB hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of SVB in the negotiation, performance or enforcement hereof (collectively, an “Action”). IF ANY ACTION IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY HERETO AND EACH PARTY HERETO DOES NOT SUBSEQUENTLY WAIVE IN AN EFFECTIVE MANNER UNDER CALIFORNIA LAW ITS RIGHT TO A TRIAL BY JURY, THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE OR REFEREES TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION, PROVIDED THAT ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT.

The commitments and undertakings of SVB may be terminated by us if you fail to perform your obligations under this Commitment Letter on a timely basis after SVB has provided written notice describing such failure and it has not been cured within three (3) business days after the date of your receipt of such notice.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among SVB, Lantronix, and their affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of SVB and the undertaking of SVB hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms are subject to mutual agreement of the parties. No party has been authorized by SVB to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of SVB hereunder will expire at 5:00 p.m. (Pacific time) on April 29, 2021 unless you execute this Commitment Letter and return it to us prior to that time, whereupon this Commitment Letter (including the Summary of Terms) shall become a binding agreement. Thereafter, all commitments and undertakings of SVB hereunder will expire on the earliest of (a) August 31, 2021 unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Senior Credit Facilities, (c) the acceptance by Seller or any of its affiliates of an offer for the Purchased Securities other than as part of the Transaction, and (d) the date on which you notify SVB in writing that you are no longer pursuing the Transaction and are terminating the commitments of SVB hereunder.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

SILICON VALLEY BANK

By:	/s/ Robby Kumar
Name: Robby Kumar
Title: Relationship Manager

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

LANTRONIX, INC.

By:	/s/ Jeremy Whitaker
Name: Jeremy Whitaker
Title: Chief Financial Officer

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EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

LANTRONIX, INC.

$20,000,000 SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

EXISTING BORROWERS:
Lantronix, Inc.
Lantronix Holding Company
Lantronix Canada, ULC
Intrynsic Software (USA), Inc.
Lantronix Technologies Canada (Taiwan) Ltd.

NEW BORROWER:	Transition Networks, Inc. and Transition Networks Europe (together with Existing Borrowers, each individually and collectively, jointly and severally, “Borrower”)

LENDER:	Silicon Valley Bank

FACILITY:	$20,000,000 senior secured credit facility consisting of:

a)	$2,500,000 Revolving Line of Credit

b)	$17,500,000 Acquisition Term Loan

The aggregate amount of the credit facility will not exceed $20,000,000.

PURPOSE:	To (i) refinance all existing indebtedness of the Existing Borrowers owing to SVB, (ii) finance the acquisition of Transition Networks, Inc. and Transition Networks Europe Limited (including fees and expenses incurred in connection with the related transactions) and (iii) provide for working capital and general corporate purposes.

MATURITY:	The earlier to occur of (i) the fourth (4th) anniversary of the Closing Date and (ii) ninety (90) days prior to the maturity date of any promissory note owed to Communications Systems, Inc. in connection with the Transaction.

AVAILABILITY:	Revolving Line of Credit: Borrower may request advances in an aggregate principal amount of up to $2,500,000 (the “Revolving Line”). The Revolving Line will be available for the issuance of letters of credit (“Letters of Credit”) for the account of the Borrower. Any such Letters of Credit shall reduce availability under the Revolving Line on a dollar-for-dollar basis.

Term Loan: The Acquisition Term Loan will be fully drawn on the Closing Date.

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REPAYMENT:	Revolver: Interest quarterly, principal due at maturity.

Term Loan: Interest and principal payments are due quarterly based on the following amortization schedule:

•	Interest plus quarterly principal payments of 2.5% of the Acquisition Term Loan beginning on June 30, 2021 through March 31, 2022.
•	Interest plus quarterly principal payments of 2.5% of the Acquisition Term Loan beginning on June 30, 2022 through March 31, 2023.
•	Interest plus quarterly principal payments of 3.75% of the Acquisition Term Loan beginning on June 30, 2023 through March 31, 2024.
•	Interest plus quarterly principal payments of 3.75% of the Acquisition Term Loan beginning on June 30, 2024 through March 31, 2025.
•	Interest plus principal payment of outstanding Acquisition Term Loan on the Maturity Date.

PREPAYMENT:	The full outstanding principal amount of the Acquisition Term Loan may be prepaid at any time without premium or penalty (no partial prepayments).

INTEREST & FEES:	Based on the Total Leverage as follows and subject to a LIBOR floor of 0.50%:

Pricing Level	Total Leverage	LIBOR Margin	Unused Fee
1	< 1.0:1.0	3.00%	0.25%
2	≥ 1.0:1.0 but < 2.0:1.0	3.50%	0.25%
3	≥ 2.0:1.0	4.00%	0.25%

See definition of Total Leverage in Financial Covenant section below.

FACILITY FEE:	$250,000, paid on the date of the Commitment Letter and fully earned on the date of the Commitment Letter.

BREAK-UP FEE:	$250,000 payable on the date (if any) during the Exclusivity Period that (a) you decide not to continue pursuing the Transaction, (b) you either (i) notify SVB of your intent to obtain financing, or (ii) obtain financing, in each case for any of the Senior Credit Facilities (or any replacement facility) from a person other than SVB, or (c) you terminate the commitments of SVB under the Commitment Letter.

COLLATERAL:	SVB will have a first priority perfected security interest in substantially all assets of Borrower, including intellectual property, subject to the Documentation Principles. The Collateral will also include a stock pledge equal to 65% of the shares of material foreign subsidiaries that are not borrowers or guarantors.

REPRESENTATIONS AND

WARRANTIES:	Subject to the Documentation Principles, usual and customary for transactions of this type, including, without limitation, the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to result in a Material Adverse Change; (vi) no material litigation (other than certain disclosed litigation), and no adverse change in the status, or the reasonably anticipated financial effect on Borrower and its subsidiaries, of such disclosed litigation; (vii) no default; (viii) ownership of property; including disclosure of liens, properties, leases and investments; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) no casualty; (xxi) labor matters; and (xxii) collateral documents.

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COVENANTS:	Subject to the Documentation Principles, those affirmative, negative and financial covenants (applicable to Borrower and its subsidiaries) customarily found in transactions of this type, including, without limitation, the following:

(a)	Affirmative Covenants - (i) delivery of financial statements, budgets and forecasts, including those set forth under the title “Financial Reporting” below; (ii) delivery of certificates and other information; (iii) delivery of notices; (iv) payment of governmental obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) compliance with environmental laws; (xiv) preparation of environmental reports; (xv) further assurances; and (xvi) maintenance of accounts.

(b)	Negative Covenants - Restrictions on (i) liens (with specific carveouts for Permitted Liens); (ii) indebtedness, (including guarantees and other contingent obligations but with specific carve outs for Permitted Indebtedness); (iii) investments (including loans and advances); (iv) mergers and certain other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) prepayments of subordinated indebtedness; and (xii) modification or termination of documents related to the Transaction or certain indebtedness; in each case with such exceptions as may be agreed upon in the loan documentation.

(c)	Financial Covenants. The financial covenants will be the following:

1.	Maximum Gross Senior Leverage Ratio. Measured as of the last day of each calendar quarter beginning with the calendar quarter ending June 30, 2021, a maximum Gross Senior Leverage Ratio of (i) 2.5 to 1.0 for each calendar quarter ending June 30, 2021 through and including September 30, 2022, (ii) 2.25 to 1.0 for each calendar quarter ending December 31, 2022 through and including September 30, 2023, and (iii) 2.0 to 1.0 for the calendar quarter ending December 31, 2023 and each calendar quarter ending thereafter.

a.	“Gross Senior Leverage Ratio” means a ratio of (a) Total Senior Debt to (b) Borrower’s and its Subsidiaries’ consolidated trailing 12 month Adjusted EBITDA. “Adjusted EBITDA” is defined as EBITDA, plus other non-cash share-based compensation expense, plus acquisition-related costs, restructuring charges and lease exit costs incurred in connection with the Acquisition in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) and other expenses to be agreed upon by Borrower and SVB including pro forma cost savings capped at 35% of EBITDA, minus capitalized software development expenses. “EBITDA” shall mean (i) net income, plus (ii) interest expense, plus (iii) to the extent deducted in the calculation of net income, depreciation expense and amortization expense, plus (iv) tax expense.

2.	Minimum Fixed Charge Coverage Ratio. Measured as of the last day of each calendar quarter beginning with the calendar quarter ending June 30, 2021, a minimum Fixed Charge Coverage Ratio of no less than 1.25 to 1.00.

a.	The Fixed Charge Coverage Ratio is defined as the quotient of (i) trailing 12 month Adjusted EBITDA minus (a) unfinanced capital expenditures, (b) capitalized software, (c) cash taxes and (d) dividends, divided by (ii) the sum of interest expense and scheduled principal payments for the same period.[1]

3.	Minimum Liquidity. Measured as of the last day of each month, a balance of unrestricted cash and Cash Equivalents at SVB and SVB’s Affiliates plus availability on the Revolving Line in an aggregate amount equal to at least Five Million Dollars ($5,000,000).

_____________________

1 Interest payments and principal shall be annualized for the first 12 months post-closing, or until there are four quarters of interest payments included in the calculation.

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PERMITTED ACQUISITIONS:	Borrower may make acquisitions of other business that satisfy the following criteria: (A) SVB shall receive at least ten (10) business days’ prior written notice of each such acquisition, which notice shall include a reasonably detailed description of such acquisition, and such other financial information, financial analysis, documentation or other information relating to such acquisition as SVB shall reasonably request, including a certificate certifying that all requirements set forth herein have been met; (B) no event of default under the loan agreement has occurred and is continuing or would exist after giving effect to each such acquisition, and Borrower shall demonstrate compliance, both before and after (on a pro forma basis) giving effect to such acquisition, with the terms of the loan agreement (including without limitation, compliance with the financial covenants) and including a Gross Senior Leverage Ratio of at least 0.25:1.00 below the then required level (as set forth above) on a pro forma basis; (C) such acquisition shall only involve assets comprising a business, or those assets of a business, in substantially the same business or lines of business in which Borrower is engaged; (D) all acquisitions must be non-hostile in nature and accretive on a consolidated basis; (E) such transaction shall be consensual and shall have been approved by the target’s governing board; (F) all transactions in connection therewith shall be consummated in accordance with applicable law; (G) any seller note or other indebtedness shall be fully subordinated to SVB and the earnout payments shall be unsecured; (H) the entity or assets acquired in such acquisition shall not be subject to any lien other than permitted liens; (I) if the target is not merged with and into Borrower then, within twenty (20) days following the consummation of such acquisition, Borrower and the target shall have executed such documents and taken such actions as may be required under to join such entity as a credit party under the loan agreement.

FINANCIAL REPORTING:	Borrower to provide the following:

1)	Company-prepared consolidated financial statements (Income Statement, Balance Sheet, and Statement of Cash Flows), no later than 30 days from quarter-end;
2)	Compliance Certificate no later than 30 days from month end;
3)	Annual Audited Financial Statements no later than 120 days from fiscal year-end;
4)	Annual financial projections (Income Statement, Balance Sheet, Cash Flow) no later than 60 days from the beginning of each fiscal year.
5)	Other information as may be reasonably required by SVB.

CONDITIONS PRECEDENT
TO CLOSING:	The closing and the initial extension of credit under the Senior Credit Facilities will be subject to satisfaction of the conditions precedent deemed appropriate in its good faith business judgment) by SVB for senior debt financings generally and for this transaction in particular, including, but not limited to, the following (provided that it is understood that business diligence shall be limited in scope to the item described in (v) below):

(i)	The negotiation, execution and delivery of the Senior Credit Facilities Documents reasonably satisfactory to SVB subject to the Documentation Principles, and the delivery of definitive documentation for the Junior Credit Facility.

(ii)	All filings, recordations and searches necessary or desirable in connection with the liens and security interests referred to above under Collateral shall have been duly made; all filing and recording fees and taxes shall have been duly paid; and any landlord waivers and access letters requested by the SVB with respect Borrower and its subsidiaries shall have been obtained. SVB shall be satisfied with the amount, types and terms and conditions of all insurance maintained by Borrower and its subsidiaries; and SVB shall have received endorsements naming SVB as an additional insured or lender’s loss payable, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming the Collateral.

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(iii)	SVB shall have received (A) satisfactory opinions of counsel to the Borrower (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities) and of appropriate local counsel and such corporate resolutions, certificates and other documents as SVB shall reasonably require and (B) satisfactory evidence that SVB shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the Collateral.

(iv)	SVB shall have received pro forma consolidated financial statements as to Borrower and its subsidiaries giving effect to all elements of the Transaction to be effected on or before the Closing Date, and forecasts prepared by management of Borrower each in form consistent with those delivered to SVB under its existing credit facility with Lantronix, of balance sheets, income statements and cash flow statements on a monthly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Senior Credit Facilities.

(v)	SVB shall have received a quality of earnings report (covering the prior 2 calendar years) from the Companies, Borrower and its subsidiaries in form and substance satisfactory to SVB in its sole discretion.

(vii)	The final terms and conditions of each aspect of the Transaction, including, without limitation, all tax aspects thereof, shall be (i) as described in the Commitment Letter and otherwise consistent with the description thereof received in writing as part of the Information and (ii) as set forth in the Securities Purchase Agreement by and between Lantronix and Seller delivered to SVB and approved by SVB on April 28, 2021, as subsequently modified with the prior written consent of SVB (“Acquisition Agreement”).

(viii)	All accrued fees and expenses of SVB (including the fees and expenses of counsel shall have been paid.

Notwithstanding the foregoing, a reasonable post-closing period (which shall not exceed forty-five (45) days after the Closing Date) shall be permitted to, solely with respect to the Companies and their subsidiaries), (a) execute and deliver any Senior Credit Facilities Documents governed by the law of any jurisdiction other than the United States or United Kingdom, (b) make or obtain any filings or recordations in any jurisdiction other than the United States or the United Kingdom, (c) obtain any consents, waivers or access agreements from any third party that is not controlled by the Companies or their affiliates, including landlord waivers, bailee letters, and control agreements, (d) deliver a stock or equivalent certificate (in each case, solely to the extent such capital stock or equity interests are certificated) of the Companies or their subsidiaries required to be pledged, but only to the extent not received by Lantronix prior to the Closing Date after use of commercially reasonable efforts to do so, and (e) such other actions or documentation with respect to immaterial assets of the Companies and their subsidiaries.

CONDITIONS PRECEDENT
TO ALL OF EXTENSIONS
OF CREDIT:	Each extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be true and correct as of the date of such extension of credit; (ii) no event of default under the Senior Credit Facilities or incipient default shall have occurred and be continuing or would result from such extension of credit; (iii) no Material Adverse Change shall have occurred and (iv) in the case of any extension of credit under the Revolving Line, the aggregate principal amount of all loans outstanding under the Revolving Line on such date, after giving effect to the applicable borrowing, shall not exceed the Availability Amount on such date.

SUBORDINATION:	All loans due to officers, directors, current or former shareholders and other lien holders (including, but not limited to SVB Innovation Credit Fund VIII, L.P., a Delaware limited partnership) will be subordinated to Borrower’s obligations owing to SVB in form and substance that is satisfactory to SVB in its sole discretion.

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EVENTS OF
DEFAULT:	Subject to the Documentation Principles, usual and customary in transactions of this type, including, without limitation, the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) actual or asserted invalidity or impairment of any loan documentation; and (ix) a Material Adverse Change occurs (“Material Adverse Change” means (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

BANKING

RELATIONSHIP:	Borrower and each Subsidiary will maintain their domestic operating accounts and excess cash with SVB or its affiliates. In addition, Borrower to conduct all other primary banking with SVB for services such as letters of credit and business credit cards. Notwithstanding the foregoing, SVB and Lantronix shall agree to a reasonable post-closing period (which shall not exceed forty-five (45) days after the Closing Date) for implementation of the foregoing with respect to the Companies and their subsidiaries.

All loan payments and monies due will be made via auto-debit from Borrower’s account at SVB.

EXPENSES:	Borrower shall pay SVB’s legal and other out-of-pocket expenses in connection with originating the Facility, which shall be executed under a standard loan and security agreement.

GOOD FAITH

DEPOSIT:	A deposit of $50,000 is required by SVB to initiate the due diligence process. This deposit is refundable if the transaction is not approved by SVB as proposed or on other terms acceptable to Borrower and SVB. Should the transaction be approved, the deposit will be applied to SVB’s expenses, with any remainder applied to the Loan Fees. If, subsequent to SVB’s approval, Borrower fails to execute final loan documents with SVB, the deposit shall be retained by SVB.

INDEMNIFICATION:	Borrower and each guarantor will indemnify and hold harmless SVB and its affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facilities, any other aspect of the Transaction, Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of California.

COUNSEL TO BANK:	DLA PIPER LLP (US).

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